Exhibit 10.18

Named Executive Officer Salary and Bonus Arrangements

Set forth below is a description of certain compensation arrangements for the following officers of Imperial Capital Bancorp, Inc. (the “Company”) and Imperial Capital Bank, referred to below as the “named executive officers”: George W. Haligowski, Chairman of the Board, President and Chief Executive Officer; Timothy M. Doyle, Executive Managing Director and Chief Financial Officer; Lyle C. Lodwick, Executive Managing Director and Chief Operating Officer; and Phillip E. Lombardi, Executive Managing Director and Chief Credit Officer.

Base Salaries

The following table sets forth the current base salaries for the named executive officers:

Name	Base Salary
George W. Haligowski	$590,000
Timothy M. Doyle	259,875
Lyle C. Lodwick	247,200
Phillip E. Lombardi	205,000

Bonuses

The named executive officers may receive cash bonuses at the discretion of the Compensation Committee.  No bonuses were awarded to the named executives for 2008.

Corporate Vehicle Program

The Company maintains a corporate vehicle program for officers at or above the level of First Vice President and other associates at the discretion of the Chief Executive Officer.  Prior to January 1, 2009, participants in the program were given the choice of the use of a Company-purchased vehicle, with the Company covering the purchase cost up to a specified amount and the costs of operating the vehicle (including insurance, gasoline, maintenance, repairs and personal use), or a monthly allowance intended to cover the costs of the officer’s operation of his or her own vehicle.  Effective December 31, 2008, the purchase of new vehicles under the program was suspended.  Participants who operated Company-provided vehicles under the program prior to January 1, 2009 have been given the option of retaining their Company vehicle and gasoline credit card up to or beyond the Minimum Term or, alternatively, receiving the monthly allowance under the program.  Participants operating Company-provided vehicles have the option of purchasing the vehicles prior to or following the end of the Minimum Term in accordance with the terms of the program.  The monthly allowance option and minimum term (for Company-provided vehicles) for the Executive Managing Director level and above are currently as follows:

Officer Level	Monthly Allowance	Minimum Term
Chief Executive Officer	$2,600	3 years
Executive Managing Director	$1,800	3 years

Supplemental Life Insurance Benefit

The Board also approved a supplemental life insurance benefit for Messrs. Lodwick and Lombardi, which is consistent with the existing supplemental life insurance benefit being provided to Mr. Doyle.  The benefit is in the form of a $250,000 term policy on which the Company will pay the premiums and gross-up the officers’ compensation for the tax liability they incur as a result of this benefit.